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McDonald's Corporation

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McDonald's Corporation

Notice of
2000 Annual
Shareholders'
Meeting
and
Proxy Statement

To McDonald's Corporation shareholders

McDonald's Corporation will hold its 2000 Annual Shareholders' Meeting on Thursday, May 18, 2000 at 10:30 a.m., local time. At the meeting, we will:

1. Elect five Directors to serve until our 2003 Annual Shareholders' Meeting;

2. Approve the appointment of our independent auditors for 2000;

3. Act on two shareholder proposals; and

4. Transact other business properly presented at the meeting.

Shareholders are cordially invited to attend the Annual Meeting at the Rosemont Theatre, 5400 North River Road, Rosemont, Illinois. If you are unable to attend the meeting in person, a rebroadcast of a portion of the meeting will be posted on our Website located at www.mcdonalds.com by May 19, 2000.

Your Board of Directors recommends that you vote FOR all nominees, FOR the approval of our auditors and AGAINST the shareholder proposals. Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

By order of the Board of Directors,

/s/ Gloria Santona
Gloria Santona
Secretary
Oak Brook, Illinois

April 10, 2000

General information

Record date and voting at the Annual Meeting
Shareholders owning common stock at the close of business on March 20, 2000 (the record date) may vote at the 2000 Annual Meeting. On that date, 1,337,221,254 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate shareholders' identities and to confirm that their instructions have been properly recorded.

If you properly sign and return your proxy card or complete your proxy via the telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under "Election of Directors," FOR the approval of auditors and AGAINST the shareholder proposals. You may change your vote at any time before the Annual Meeting by submitting written notice to the Corporate Secretary, by submitting another later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

All votes cast at this year's Annual Meeting will be tabulated by First Chicago Trust Company of New York (First Chicago), which has been appointed independent inspector of election. First Chicago will determine whether or not a quorum is present. With respect to the election of Directors, First Chicago will treat votes withheld as shares present for purposes of determining a quorum. Directors are elected by a plurality vote, so the five persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the approval of auditors, the shareholder proposals or any other matter properly brought before the meeting, First Chicago will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

We do not know of any other matters to be presented or acted upon at the meeting. If any other matter properly comes before the meeting, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called "broker non-votes") will be considered as present for quorum purposes but not as shares entitled to vote on that matter. Broker non-votes will not affect the outcome of the vote.

Proxy solicitation
This Proxy Statement and form of proxy were mailed to shareholders beginning on or about April 10, 2000 in connection with the solicitation of proxies by the Board of Directors to be used at the 2000 Annual Meeting.

The cost of soliciting proxies will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee estimated to be $15,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by employees and Directors of the Company by mail, by telephone, by fax, by e-mail or in person.

Confidential voting
It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; (2) you write comments on a proxy card; or (3) you authorize disclosure. The tabulators and inspector of election have been and will remain independent of the Company.

Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

ITEM 1. Election of Directors

[Photo] Adams	[Photo] Massey	The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years. Directors elected at this year's Annual Meeting will hold office for a three-year term expiring in 2003.
Nominees
[Photo] Cantalupo, Nominee	[Photo] McKenna	The nominees for Director are: James R. Cantalupo, Enrique Hernandez, Jr., Jeanne P. Jackson, Donald R. Keough and Michael R. Quinlan.
[Photo] Gray	[Photo] Quinlan, Nominee	The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.
Your shares will be voted according to your instructions. If you properly submit your proxy but do not provide voting instructions, your shares will be voted FOR the election of the five nominees. The five nominees who receive the most votes will be elected.
[Photo] Greenberg	[Photo] Savage	The Board of Directors recommends that shareholders vote FOR all five nominees.
Biographical information
[Photo] Hernandez, Nominee	[Photo] Stone	Hall Adams, Jr. Retired Chief Executive Officer of Leo Burnett & Co., Inc. Director of The Dun & Bradstreet Corporation and Sears, Roebuck and Co. Class of 2002. Age: 66. Director since 1993.
[Photo] Jackson, Nominee	[Photo] Thurston

James R. Cantalupo     Nominee. Vice Chairman and President since December 1999. Previously, Vice Chairman, Chairman and Chief Executive Officer-McDonald's International since August 1998. Previously, President and Chief Executive Officer-McDonald's International. Director of Rohm and Haas Company. Class of 2000. Age: 56. Director since 1987.

Gordon C. Gray     Chairman of Rio Algom Limited, a Canadian mining company and metals distributor. Director of Abitibi-Consolidated Inc. Class of 2002. Age: 72. Director since 1982. Previously, Mr. Gray served as a director of McDonald's Restaurants of Canada Limited.

[Photo] Keough, Nominee	[Photo] Turner

Jack M. Greenberg     Chairman and Chief Executive Officer since May 1999. Previously, President and Chief Executive Officer since August 1998. Previously, Vice Chairman, Chairman and Chief Executive Officer-McDonald's U.S.A. and prior to 1997, Vice Chairman and Chief Financial Officer. Director of Arthur J. Gallagher & Co. and Harcourt General, Inc. Class of 2001. Age: 57. Director since 1982.

Enrique Hernandez, Jr.     Nominee. Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers. Director of Nordstrom, Inc. and Washington Mutual, Inc. Class of 2000. Age: 44. Director since 1996.

[Photo] Lubin	[Photo] Vedder Retiring at this meeting

Jeanne P. Jackson     Nominee. Chief Executive Officer since March 2000 of Wal-Mart.com, an independent company majority-owned by Wal-Mart Stores, Inc., discount retailers. Previously since May 1995, President and Chief Executive Officer of Banana Republic, a Gap Inc. brand. In November 1998, Ms. Jackson assumed the additional responsibility for the Gap Inc. Direct Division. Class of 2000. Age: 48. Director since 1999.

Donald R. Keough   Nominee. Chairman of Allen & Company Incorporated, investment bankers, since 1993 and Chairman of Excalibur Technologies Corporation, a software technologies manufacturer, since June 1996. Previously, Advisor to the Board of Directors of The Coca-Cola Company from April 1993 until April 1998. Director of Excalibur Technologies Corporation, H.J. Heinz Company, The Washington Post Company and USA Networks, Inc. Class of 2000. Age: 73. Director since 1993.

Donald G. Lubin  Partner of the law firm of Sonnenschein Nath & Rosenthal, which provides legal services to the Company on a regular basis. Director of Molex Incorporated. Class of 2001. Age: 66. Director since 1967.

Walter E. Massey    President of Morehouse College since 1995. Director of Bank of America Corporation, BP Amoco p.l.c. and Motorola, Inc. Class of 2001. Age: 61. Director since 1998.

Andrew J. McKenna    Chairman and Chief Executive Officer of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials. Director of Aon Corporation, Skyline Corporation and Tribune Company. Class of 2001. Age: 70. Director since 1991.

Michael R. Quinlan    Nominee. Chairman of the Executive Committee since May 1999. Previously, Chairman until May 1999 and Chairman and Chief Executive Officer until August 1998. Director of The Dun & Bradstreet Corporation and The May Department Stores Company. Class of 2000. Age: 55. Director since 1979.

Terry L. Savage    Financial journalist, author and President of Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs. Previously, commentator for CBS News (WBBM-TV) in Chicago. Director of Pennzoil-Quaker State Company. Class of 2002. Age: 55. Director since 1990.

Roger W. Stone    Retired President and Chief Executive Officer of Smurfit-Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Previously, Chairman, President and Chief Executive Officer of Stone Container Corporation. Director of Autoliv, Inc. and Option Care, Inc. Class of 2001. Age: 65. Director since 1989.

Robert N. Thurston    Business consultant. Director of ACNielsen Corporation and Ag-Bag International Limited. Class of 2001. Age: 67. Director since 1974.

Fred L. Turner    Senior Chairman since 1990. Previously, Chairman. Director of Aon Corporation, Baxter International Inc. and W.W. Grainger, Inc. Class of 2002. Age: 67. Director since 1968.

B. Blair Vedder, Jr.    Mr. Vedder will retire from the Board at this Annual Meeting, after having served as a Director since 1988. Age: 75.

Stock ownership

The following table shows the common stock ownership of the named individuals and group as of February 1, 2000. Directors and Executive Officers as a group have sole voting and investment power over shares of common stock except for 447,496 shares held jointly with spouses, 100,445 shares held by members of their immediate families and 10,685 shares held in trust or in a partnership, over which they share voting and investment power. No Director or Executive Officer owns more than 1.0% of the common stock. Directors and Executive Officers as a group owned (directly and through benefit plans) approximately 1.0%.

Name	Common stock (a,b,c,d)	Stock equivalents (e)	Total

Hall Adams, Jr.	12,002	5,551	17,553
James R. Cantalupo	2,360,462	16,473	2,376,935
Alan D. Feldman	399,808	2,196	412,004
Gordon C. Gray	21,479	12,619	34,098
Jack M. Greenberg	1,853,582	34,616	1,888,198
Enrique Hernandez, Jr.	12,402	5,014	17,416
Jeanne P. Jackson	2,250	357	2,607
Donald R. Keough	15,202	19,017	34,219
Jeffrey B. Kindler	113,428	6,025	119,453
Donald G. Lubin	65,756	33,123	98,879
Walter E. Massey	1,334	1,898	3,232
Andrew J. McKenna	38,642	32,900	71,542
Michael R. Quinlan	5,034,824	247,793	5,282,617
Terry L. Savage	11,002	35,908	46,910
James A. Skinner	608,790	30,456	639,246
Roger W. Stone	16,002	44,684	60,686
Robert N. Thurston	102,403	48,739	151,142
Fred L. Turner	1,613,630	18,724	1,632,354
Directors and Executive Officers as a group (the Group)(22 persons)	13,771,918	644,202	14,416,120

(a) Beneficial ownership of shares which are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors Gray, 5,000; Keough, 1,200; McKenna, 640; Quinlan, 1,400; and the Group, 8,240.

(b) Excludes 48,000 shares held by Mr. McKenna as Trustee of the Schwarz Profit Sharing Trust.

(c) Includes unallocated shares held in the Profit Sharing Program as follows: Messrs. Cantalupo, 5,294; Feldman, 1,752; Greenberg, 3,458; Kindler, 876; Quinlan, 70,642; Skinner, 12,214; Turner, 15,852; and the Group, 141,546.

(d) Includes shares that could be purchased by exercise of stock options on or within 60 days after February 1, 2000 under the Company's option plans as follows: Directors Adams, 8,002; Cantalupo, 2,052,750; Gray, 8,002; Greenberg, 1,574,000; Hernandez, 4,002; Keough, 8,002; Lubin, 8,002; Massey, 1,334; McKenna, 8,002; Quinlan, 3,987,000; Savage, 8,002; Stone, 8,002; Thurston, 8,002; Turner, 514,500; Messrs. Feldman, 391,000; Kindler, 110,000; Skinner, 440,400; and the Group, 10,384,252.

(e) Includes common stock equivalents credited under the non-qualified component of the Profit Sharing Program accounts of the Executive Officers and common stock equivalents credited to outside Directors under the Directors' Stock Plan.

Stock ownership guidelines
In 1997, McDonald's set minimum stock ownership guidelines for outside Directors. Each Director is expected to acquire, within a five-year period after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer, and hold such amount of stock throughout his or her term.

Stock ownership of certain beneficial owners
The following table shows all persons or entities who were the beneficial owners of more than five percent of the Company's common stock as of December 31, 1999.

Name	Amount and nature of beneficial ownership (a)	Percent of class (b)

FMR Corp. and Affiliates	128,079,898	9.5%

(a) Reflects shares beneficially owned as of December 31, 1999, according to a statement on Schedule 13G filed with the SEC, which provides that: (1) FMR Corp. (FMR), 82 Devonshire Street, Boston, MA 02109, had sole dispositive power over these shares and sole voting power with respect to 8,504,628 shares, (2) Edward C. Johnson, 3d, Chairman of FMR, and Abigail R. Johnson, a Director of FMR, had sole dispositive power over these shares, and (3) these shares represented (A) 117,636,270 shares beneficially owned by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR, as a result of acting as investment adviser to various investment companies, (B) 8,378,624 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (C) 2,065,004 shares owned by Fidelity International Limited, a company of which a partnership controlled by Mr. Johnson and family members owns approximately 40% of the voting stock, as a result of acting as investment adviser to various non-U.S. investment companies and certain institutional investors. The voting power with respect to the 117,636,270 shares beneficially owned by Fidelity is held by the Boards of Trustees of the investment companies of which Fidelity is the investment adviser. The Schedule 13G also provides that the securities were acquired in the ordinary course and not with the purpose nor with the effect of changing or influencing the control of McDonald's.

(b) Based on the number of outstanding shares of common stock on December 31, 1999.

Additional information concerning
the Board of Directors

Board committees
The Audit Committee recommends to the Board the independent auditors who audit the Company's books and records; reviews the audit with these auditors and management; reviews the Company's dealings with Directors; reviews financial reporting issues and practices; reviews the Company's legal affairs; consults with the independent auditors and management regarding risk management and the adequacy of financial and accounting controls; and reports to the Board of Directors about these matters. Throughout the year, the Committee periodically meets with the independent auditors without management present. Members of the Committee are Directors Gray, Hernandez, Massey, Stone and Vedder. Mr. Lubin serves as secretary in a non-voting capacity. In 1999, the Audit Committee met six times.

The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; reviews and approves senior management's compensation; establishes compensation guidelines for all other officers; and recommends to the Board the compensation paid to outside Directors. The Committee administers the Company's incentive compensation and stock option plans and develops compensation policies. Members of the Committee are Directors Adams, Hernandez, Keough, Savage and Thurston. In 1999, the Compensation Committee met six times.

The Nominating and Corporate Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers issues regarding Board composition and size; and evaluates the Company's corporate governance process. Members of the Committee are Directors Jackson, Lubin, McKenna and Stone. In 1999, the Committee met five times. Shareholders can nominate Director candidates for consideration by writing to the Committee c/o the Corporate Secretary at McDonald's Plaza, Oak Brook IL 60523 and providing the candidate's name, biographical data and qualifications.

Meeting attendance
In 1999, the Board met eight times. During the year, all the Directors attended all the meetings of the Board and of the committees on which they served except that two Directors were absent from one Board meeting, and one Director was absent from one committee meeting.

Compensation of the Board
In 1999, each outside Director earned an annual retainer of $35,000 plus a $2,000 fee for each Board meeting, a $1,000 fee for attending each committee meeting and a $1,000 fee for attending each executive session not held in conjunction with a Board meeting. The chairman of each committee also receives an additional annual retainer of $10,000. Directors can defer their retainer and fees in the form of common stock equivalent units under the Company's Directors' Stock Plan. Deferred amounts are credited to an account, which is adjusted to reflect dividends as well as gains or losses, as if invested in common stock. Each outside Director also receives a credit of $17,500 to his or her Directors' Stock Plan account at the end of each full year of service, up to a maximum of ten years. Deferred amounts are generally paid in cash after the Director retires from the Board but can be further deferred at the option of the Director.

In May 1999, each outside Director received options to purchase 3,000 shares of common stock. Ms. Jackson received options to purchase 3,000 shares of common stock on September 29, 1999, the date she was first elected to the Board. All options vest in equal installments over three years, have a ten-year life and permit the holder to purchase shares at their fair market value on the date of grant.

In 1999, Directors Lubin and Thurston received the use of corporate vehicles valued at $11,054 and $3,933, respectively.

Responsibilities
The Board's primary responsibilities are:

Evaluating the performance of the Company and its executive management;

Reviewing and, where appropriate, approving fundamental operating, financial and other corporate strategies, as well as major plans and objectives;

Providing advice to the Chief Executive Officer and executive management;

Overseeing management to ensure that the Company's assets are safeguarded and business is conducted in compliance with laws and regulations; and

Evaluating the overall effectiveness of the Board, as well as selecting and recommending to shareholders an appropriate slate of candidates for election to the Board.

Corporate governance guidelines
The board's corporate governance guidelines incorporate principles by which the Board has been operating for many years. Among other things, the guidelines provide that:

A majority of Directors should come from outside the Company and independence and diversity of background are important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board.

Only outside Directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

Outside Directors have primary responsibility for matters relating to the selection and succession of the Chief Executive Officer and the compensation of executive management. The Chief Executive Officer receives a performance review conducted annually by the Chairman of the Compensation Committee.

Outside Directors generally meet alone with the Chief Executive Officer at each Board meeting and, at least once each year, evaluate the performance of executive management and discuss matters of succession planning and management development with the Chief Executive Officer.

Outside Directors meet without members of management at least twice each year.

The Board meets on a bimonthly basis. The agenda is set by the Chairman and Chief Executive Officer, and Directors may suggest items for inclusion. Information about the Company's business, performance and prospects, as well as information regarding recommendations for action by the Board are made available to the Board a reasonable period before each meeting.

At least once each year, Directors review the Company's strategic plans and evaluate the impact of such plans on the Company's performance and on the value of shareholders' interests.

The Nominating and Corporate Governance Committee annually evaluates the performance and effectiveness of the Board and recommends appropriate changes for consideration by the entire Board.

In 1999, the Board of Directors adopted a retirement policy for its members. A Director is expected to retire on the date of the Annual Meeting of Shareholders immediately following his or her 73rd birthday. Certain transition rules were established so that Directors who were over the age of 73 at the time of the 1999 Annual Meeting are expected to retire on the date of the 2000 Annual Meeting. Mr. Vedder is in this category and, as reflected earlier in this Proxy Statement, he will retire at this Annual Meeting. Directors who were age 70–73 at the time of the 1999 Annual Meeting will be expected to retire on the date of the 2001 Annual Meeting. Directors Gray and Keough are in this second transition category and are expected to retire at next year's Annual Meeting.

Also in 1999, the Board of Directors adopted retirement guidelines affecting the Offices of Chairman of the Board and Chief Executive Officer. These guidelines provide that the person holding the Office of Chief Executive Officer shall retire from the Board of Directors at the same time that his or her service as CEO ends, unless that person is also Chairman of the Board, in which event that person shall retire from the Board at the time that his or her service as Chairman ends, but no later than age 73.

Directors have access to the System's* management around the world.

*"System" refers to our employees, franchisees and suppliers.

Executive compensation

Compensation Committee report
on executive compensation

Dear fellow shareholders:
Our Committee approves executive compensation, establishes compensation guidelines for corporate officers and administers the Company's stock option and incentive plans. Our decisions are based on our understanding of McDonald's business and its long-term strategies, as well as our knowledge of the capabilities and performance of the Company and its executives.

Philosophy
We believe that our stakeholders are best served by running the Company with a long-term perspective, while striving to deliver consistently good annual results. Therefore, the Company's executive compensation program has been designed to attract, energize, reward and retain superior talent that will produce excellent results and enhance McDonald's position in a highly competitive global business. The Company is led by exceptional managers, many of them long-term McDonald's people, while others bring experiences from outside McDonald's.

We believe that the Company's executives will more effectively pursue the interests of McDonald's shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Accordingly, we focus our executives' attention on managing McDonald's as owners of the business by encouraging our officers to have significant stock ownership in the Company. Consistent with this philosophy, we instituted minimum ownership requirements for all officers and regional managers in 1997. The minimum levels of ownership range from one to five times base salary. Our profit sharing program and stock option plans are designed to facilitate this share ownership by our executives.

Executive compensation
We believe that executive compensation should be competitive with other high-performing companies and alternative careers within the McDonald's System (i.e., careers as a franchisee or supplier) in order to motivate and retain the talent needed to produce superior results. In that regard, our Committee conducts an overall review of compensation annually.

The process we use to establish compensation is not purely a mechanical one. We review information supplied by independent consultants to determine the competitiveness of McDonald's total compensation package with that of a peer group. The peer group, which we use solely for compensation comparison purposes, consists of 26 of the companies comprising the Dow Jones Industrial Average on which our consultants have data. In addition to reviewing competitive pay information, we also review five- and ten-year shareholder returns for the Company and the peer group illustrated in the graphs set forth on page 11 of this Proxy Statement.

Because the Committee believes that special management talents and sensitivities are required to balance the unique relationships between and among the Company, its employees, franchisees and suppliers, we go beyond a simple evaluation of competitive salary information and Company financial results in making compensation decisions. We also consider qualitative factors which we believe contribute significantly to building McDonald's global brand, thereby optimizing shareholder value over the long term.

At this point in time, base salary and annual incentives paid to the officers named in the summary compensation table on page 8 of this Proxy Statement are slightly above the middle of this peer group's range. Consistent with our philosophy that a significant portion of compensation should be at risk, long-term incentives are above the median. In order to align the competitiveness of McDonald's total compensation package and achieve the proper compensation mix, the Compensation Committee made appropriate adjustments to the annual incentives and long-term incentive elements of compensation for all officers in the last year.

Annual cash compensation
Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under TIP (Target Incentive Plan). Throughout this report, references to TIP payments for 1999 relate to TIP payments made on March 31, 2000 based on performance during 1999, while references to salaries paid in 1999 relate to salaries established on April 1, 1999 based on performance in 1998.

 Our Committee annually establishes an executive's base salary based on our evaluation of the executive's level of responsibility and individual performance, considered in light of competitive pay practices. We gauge individual performance in: developing and executing corporate strategies; leading and developing people; initiating and managing change; balancing the many relationships within the McDonald's System; and contributing to programs which impact the Company's performance. Base salaries for executives increased in 1999 based on our assessment of individual performances as evidenced by the continued positive momentum experienced by the Company's U.S. and international businesses throughout 1998.

Under TIP, each employee is assigned a target incentive at the beginning of the year (the greater the individual's responsibility, the higher the percentage of target incentive to salary). In 1999, target incentives for U.S. executives were initially adjusted by a performance factor measured by U.S. operating income and return on assets as well as U.S. owner/operator cash flow and customer and employee satisfaction. TIP awards for international executives were adjusted by a performance factor measured by international operating income and return on assets as well as international comparable sales and new store openings. Target incentives for corporate executives were adjusted by a corporate performance factor equal to the average of the U.S. and international performance factors. In each case, an individual performance factor was also applied. The double-digit growth in U.S. operating income achieved in 1999 favorably impacted incentives paid on March 31, 2000 to U.S. executives, and to a lesser extent, favorably impacted corporate executives. Overall international results slightly reduced incentives for participating international executives. It should be noted, however, that several international markets were subject to extremely difficult external economic conditions, currency devaluations and the strong U.S. dollar, while other markets experienced natural disasters (such as the earthquake in Taiwan). In spite of all these obstacles, McDonald's management performed well in the face of these challenges.

Long-term incentives
Long-term incentives consist of stock options and cash awards under a long-term incentive plan (LTIP). These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the risk-reward element of executive compensation.

Options. Options have proven to be an effective means of linking executive pay with the creation of shareholder wealth, since an optionee will benefit only if McDonald's stock price increases. Options granted to executives typically have a life of ten years, vest over periods of four years to seven years, and have an exercise price equal to the fair market value of the common stock on the grant date. In establishing guidelines for the size of stock option awards, we consider the following criteria (in order of importance): level of responsibility, achievement of plan objectives and the implementation of key strategies. Individual awards to members of senior management are made within these guidelines, dependent primarily upon current individual performance and, to a lesser extent, on the potential for positively influencing future results.

Long-term incentive plan. Under this plan, officers receive cash awards based on U.S., international and/or corporate performance targets over three-year performance cycles. Cash awards vary if minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. No payout occurs unless the Company achieves certain threshold performance objectives. As a pay-for-performance plan, the LTIP is intended to motivate and reward executives by directly linking the amount of any cash bonus to specific long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. For the 1999–2001 cycle, the Committee established consolidated global performance measurements applicable to all officers, which include return on assets and growth in operating income.

The first payout under this plan was paid on March 31, 2000 for the 1997–1999 cycle. Targets established in 1997 for the U.S. business were exceeded, favorably impacting LTIP payouts to participating U.S. executives. International results for this three-year cycle were strong despite difficult external economic conditions, although below aggressive targets set in 1997 negatively impacting participating international executives. LTIP payouts to corporate executives for the 1997-1999 cycle were at target.

Compensation of the Chief Executive Officer
Mr. Greenberg participates in the compensation programs described throughout this report and, consistent with our compensation philosophy, at-risk compensation represents the predominant portion of Mr. Greenberg's total compensation package. Based on his outstanding performance in 1998 and his leadership in the many change initiatives implemented in the U.S. business, Mr. Greenberg's salary was increased on April 1, 1999 from $1,000,000 to $1,200,000 and in early 1999 he received options to purchase 500,000 shares of common stock. The Compensation Committee approved this grant and the increases to his annual compensation to provide significant incentive to Mr. Greenberg in his new, expanded role, particularly in light of the many change initiatives which he is leading.

On March 31, 2000, Mr. Greenberg was awarded an incentive payment of $1,585,500 under TIP and $318,014 under LTIP based on the Company's impressive performance in 1999 and during the 1997–1999 LTIP period, as well as Mr. Greenberg's strong leadership of the world's largest branded retail business.

Policy with respect to the $1 million deduction limit
Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. Our Committee is obligated to recognize and reward performance which increases shareholder value and will exercise its discretion in determining whether or not to conform the Company's executive compensation plans to the approach provided for in the Code. Assuming continued deferral of compensation by certain officers, we expect that substantially all compensation will qualify as a tax-deductible expense.

Respectfully submitted,
The Compensation Committee

/s/ Robert N. Thurston Robert N. Thurston Chairman

/s/ Hall Adams, Jr. Hall Adams, Jr.	/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.

/s/ Donald R. Keough Donald R. Keough	/s/ Terry L. Savage Terry L. Savage

Summary compensation table
The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the Chief Executive Officer and four other Executive Officers who were most highly compensated in 1999 (Named Officers). Executive Officers are designated by the Board of Directors.

Name and principal position	Year	Long-term compensation					All other compensation ($)(a)
		Annual compensation		Awards		Payouts
		Salary($)	Bonus($)	Restricted stock awards($)	Securities underlying options(#)	LTIP* payouts ($)

Jack M. Greenberg	1999	$1,150,996	$1,585,500	0	500,000	$318,014	$360,193
Chairman and	1998	946,125	1,220,000	0	1,300,000	0	339,478
Chief Executive Officer	1997	805,487	535,500	0	480,000	0	212,787

James R. Cantalupo	1999	981,624	951,300	0	350,000	0	288,340
Vice Chairman and President	1998	896,125	910,000	0	1,200,000	0	327,666
	1997	805,487	535,500	0	380,000	0	210,060

Alan D. Feldman	1999	581,624	588,788	0	300,000	115,946	151,370
President—McDonald's U.S.A.	1998	465,417	440,000	0	300,000	0	145,408
	1997	350,101	187,812	0	60,000	0	78,342

James A. Skinner	1999	476,586	358,307	0	100,000	0	116,301
President—Europe Group	1998	454,425	277,900	0	100,000	0	153,959
	1997	408,253	228,420	0	95,000	0	96,118

Jeffrey B. Kindler	1999	476,032	353,726	0	75,000	88,538	112,701
Executive Vice President and	1998	442,550	289,500	0	120,000	0	148,962
Corporate General Counsel	1997	408,059	233,708	0	100,000	0	135,742

*Long-Term Incentive Plan

(a) These amounts represent matching contributions and allocations by the Company to: (i) the Profit Sharing Program and related equalization plans; (ii) the Deferred Income Plan; and premiums on group term life insurance. For 1999, the amounts in each category were as follows: Messrs. Greenberg, $150,217, $193,601, and $16,375; Cantalupo, $14,237, $260,068, and $14,035; Feldman, $84,343, $63,804, and $3,223; Skinner, $27,646, $81,764, and $6,891; and Kindler, $90,022, $20,990, and $1,689. Amounts which have been included with respect to the equalization plans and Deferred Income Plan represent the Company's obligation to pay such amounts to participants.

Stock options
Options have an exercise price equal to the fair market value of a share of common stock on the grant date, a ten-year life, and vest in installments over periods of four to seven years. The Company's stock option plans provide for accelerated vesting upon death, disability and retirement. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

The following table shows how much the Named Officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the common stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

For a perspective, in ten years one share of common stock valued at $40.4375 on May 19, 1999 would be worth $65.87 assuming the hypothetical 5% compounded growth rate, or $104.90 assuming the hypothetical 10% compounded growth rate.

Another way to look at this is to express these amounts in today's dollars by applying a present value approach to the hypothetical appreciation rates. These results are shown in the last two columns of the table.

Stock option grants in 1999

Name	Individual grants
	Number of securities underlying options granted (#)	% of total options granted to employees in 1999	Exercise price ($/Sh)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(a)		Present value at assumed rates of stock price appreciation(a,b)
					5%	10%	5%	10%

Jack M. Greenberg	500,000	2.0%	$40.4375	5/19/09	$12,715,463	$32,223,480	$7,373,828	$18,686,728
James R. Cantalupo	350,000	1.4%	$40.4375	5/19/09	8,900,824	22,556,436	5,161,680	13,080,710
Alan D. Feldman	300,000	1.2%	$40.4375	5/19/09	7,629,278	19,334,088	4,424,297	11,212,037
James A. Skinner	100,000	0.4%	$40.4375	5/19/09	2,543,093	6,444,696	1,474,766	3,737,346
Jeffrey B. Kindler	75,000	0.3%	$40.4375	5/19/09	1,907,319	4,833,522	1,106,074	2,803,009

Increase in value to all common shareholders(c)					$34.5 billion	$87.3 billion	$20.0 billion	$50.7 billion

(a) Calculated over a ten-year period, representing the life of the options.
(b) Calculated assuming an investment in a ten-year, zero coupon U.S. Treasury note made at the time the options were granted (5.6% on May 19, 1999).
(c) Calculated using a common stock price of $40.4375, the closing market price on May 19, 1999, which is the exercise price of substantially all of the options granted in 1999, and the total weighted average number of common shares outstanding for 1999.

 Aggregated option exercises in 1999 and fiscal year-end option values

Name	Shares acquired on exercise (#)	Value realized ($)(a)	Number of securities underlying unexercised options at 12/31/99 (#) (b) Exercisable/unexercisable	Value of unexercised in-the-money options at 12/31/99 ($)(c) Exercisable/unexercisable

Jack M. Greenberg	180,000	$5,850,000	1,439,000/2,579,000	$33,483,304/$31,564,470
James R. Cantalupo	250,000	8,462,422	1,782,750/2,264,250	44,876,112/ 29,507,069
Alan D. Feldman	0	0	251,000/ 731,000	4,309,375/ 6,251,250
James A. Skinner	0	0	389,150/ 360,250	9,774,301/ 4,638,410
Jeffrey B. Kindler	100,000	1,798,750	85,000/ 370,000	1,312,813/ 4,822,188

(a) Calculated by subtracting the exercise price from the market value of the common stock on the exercise date. All values are on a pre-tax basis.
(b) The securities underlying the options are shares of common stock.
(c) Calculated using the market value of the common stock at December 31, 1999 ($40.3125 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pre-tax basis.

Long-term incentives
Long-term incentive plans-awards in 1999 (to be paid in April 2002)

		Performance or other period until maturation or payout (a)	Estimated future payouts under non-stock price-based plans (a)
Name	Number of units (#)		Threshold ($)	Target ($)	Maximum ($)

Jack M. Greenberg	450,000	1/1/99 to 12/31/01	$56,250	$450,000	$900,000
James R. Cantalupo	346,875	1/1/99 to 12/31/01	43,359	346,875	693,750
Alan D. Feldman	157,500	1/1/99 to 12/31/01	19,688	157,500	315,000
James A. Skinner	136,770	1/1/99 to 12/31/01	17,096	136,770	273,540
Jeffrey B. Kindler	134,520	1/1/99 to 12/31/01	16,815	134,520	269,040

(a) Awards are in the form of a cash incentive, based on achievement of performance goals set at the beginning of each performance cycle. Actual awards are based on the achievement of these goals and a percentage of the individual's base salary at the start of the performance cycle. No payout occurs unless the Company achieves certain threshold performance objectives. For the 1999-2001 cycle, the Committee established consolidated global performance measurements applicable to all officers that include return on assets and growth in operating income. A participant must be an employee at the end of the performance period to receive an award. However, if a participant dies, retires or becomes disabled prior to the end of the performance period, an award would be prorated based on the portion of the performance period he or she was an employee.

Stock performance graphs

The following performance graphs compare the performance of the Company's common stock to the Standard & Poor's 500 Stock Index (S&P 500 Index) and to the performance of the companies comprising the Dow Jones Industrial Average (DJIA companies). The graphs assume that the value of the investment in the Company's common stock, the S&P 500 Index and the DJIA companies was $100 at December 31, 1994 for the five-year graph, and at December 31, 1989 for the ten-year graph, and that all dividends were reinvested.

At least annually, we consider which companies comprise a readily identifiable investment peer group. Given the unique nature of our business, we have consistently concluded that no one group of companies stands out.

For instance, McDonald's is included in published restaurant indices. However, unlike most other companies included in these indices, which have no or limited international operations, McDonald's does business in more than 100 countries. For added perspective, nearly 60 percent of our operating income comes from outside the U.S. In addition, by virtue of our size, McDonald's inclusion in those indices tends to skew the results. Hence, we believe such a comparison would not be meaningful.

On the other hand, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald's inclusion in the Dow Jones Industrial Average since 1985.

Thus, in the absence of any readily identifiable peer group for McDonald's, we believe use of the DJIA companies as the group for comparison is appropriate. Like McDonald's, many DJIA companies generate meaningful sales and revenues outside the U.S. and some manage global brands. Also, investors who are looking for an investment in blue chip stocks often look at the Dow Jones Industrial Average as a benchmark.

The two performance graphs show McDonald's cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 Index and the DJIA companies (including McDonald's) for the five- and ten-year periods ended December 31, 1999. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year. Such returns will vary from that of the Dow Jones Industrial Average Index, which is not weighted by market capitalization. For added perspective, the returns of the DJIA companies shown in the performance graphs were considerably higher than that of the Dow Jones Industrial Average Index.

Comparison of five-year cumulative total share returns
[Graph Appears Here]
	94	95	96	97	98	99
McDonald's	$100	155	157	167	269	284
S&P 500 Index	$100	138	169	226	290	351
DIJA companies	$100	142	188	253	346	448

Comparison of ten-year cumulative total shareholder returns
[Graph Appears Here]
	89	90	91	92	93	94	95	96	97	98	99
McDonald's	$100	85	113	146	172	178	276	279	296	479	505
S&P 500 Index	$100	97	126	136	150	152	209	257	342	440	553
DIJA companies	$100	105	143	152	161	172	245	324	436	596	772

Source: S&P Compustat

ITEM 2. Approval of auditors

The Board is asking shareholders to approve Ernst & Young LLP as auditors for 2000. Ernst & Young LLP audited the Company's financial statements for 1999. A representative of that firm will be present at the meeting and will have an opportunity to make a statement and answer questions.

In the event the proposal is not approved, the Board will investigate the reasons for your rejection and reconsider the appointment.

The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as auditors for 2000 as proposed in this Item 2.

ITEM 3. Shareholder proposal

Shareholder proposal relating to genetically engineered crops and foods
Joan Inman, Harrington Investments, Inc., the Adrian Dominican Sisters, Catholic Healthcare West and Marlena Sloss, Friends of the Earth advised the Company that they intend to present the following shareholder proposal at the Annual Meeting. The addresses and the share ownership of the proponents will be furnished to any shareholder upon request. The Board recommends a vote AGAINST this proposal.

Shareholder proposal
Whereas: International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

  Several of Europe's large food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products;
  In the UK, three fast-food giants —McDonald's, Burger King, and Kentucky Fried Chicken—are eliminating GE soya and corn ingredients from their menus;
  Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;
  Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

  There is increasing scientific concern that genetically engineered agriculture products may be harmful to humans, animals, or the environment;

  The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;
  Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;
  In 1998, research showed that Bt crops are building up Bt toxins in the soil;
  In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.
  In the U.S. we have a long tradition of citizens' "Right to Know"; an expression of this includes the current laws requiring nutritional labeling of foods.
  A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;
  GE crops may incorporate genes that are allergens or from animal species. Individuals cannot avoid them for health or religious reasons unless they are labeled;
  The European Union requires labeling of GE foods, as will Japan, New Zealand and Australia.

  Resolved: Shareholders request the Board of Directors to adopt a policy of removing genetically engineered crops, organisms, or products thereof from all products sold or manufactured by the company, where feasible, until long-term safety testing has shown that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders by August 2000.

  Supporting statement
  We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

  The Board's recommendation
  The Board believes that this proposal is not in the best interests of the Company's shareholders and recommends that shareholders vote AGAINST it.

  The safety and confidence of customers in every one of our restaurants is our top priority. It always will be. We are absolutely committed to serving safe, high-quality products to every customer, every time.

  As the world's largest foodservice retailer, with more than 25,000 restaurants in more than 100 countries, we offer an array of menu items derived from a wide variety of safe and wholesome agricultural products. We do not plant or raise crops for use in our products. Rather, we are a customer in the marketplace, purchasing products from the agricultural industry. Members of that industry and, in particular, the farmer who plants the crops, decide whether or not to use genetically engineered seeds. McDonald's has never requested, promoted or encouraged this form of biotechnology, nor have we pursued products that contain genetically modified crops.

  As a food purchaser, we require all of our suppliers to meet applicable governmental regulations. In the U.S., this includes the requirements of the Food and Drug Administration (FDA), the U.S. Department of Agriculture and other regulatory agencies. We rely on these government agencies and scientific experts for leadership and guidance on the use and labeling of the foods served in our restaurants.

  The presence of genetically modified crops is a complex subject, reaching far beyond McDonald's. We believe that the FDA and other relevant governmental agencies with scientific expertise are the best decision makers in this area. These agencies have repeatedly assured that there are no meaningful safety, health or environmental risks posed by genetically modified crops grown in the U.S. Moreover, the FDA does not currently require genetically modified foods to be specially labeled. In fact, recent studies indicate that labeling appears to be adding to the confusion.

  We are firmly committed to ensuring the safety of our products and will continue to rely on the experts for leadership in this area.

  The Board of Directors recommends a vote AGAINST this shareholder proposal.

  ITEM 4. Shareholder proposal

  Shareholder proposal relating to declassification of the Board of Directors
  The General Fund of the Union of Needletrades, Industrial and Textile Employees, AFL-CIO, CLC advised the Company that it intends to present the following shareholder proposal at the Annual Meeting. The address and the share ownership of the proponent will be furnished to any shareholder upon request. The Board recommends a vote AGAINST this proposal.

  Shareholder proposal
  Resolved: The shareholders of McDonald's Corporation ("Company") request that our Board of Directors take the necessary steps in compliance with state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

  Supporting statement
  According to analysts, McDonald's has committed itself to improving accountability within the Company. Our proposal provides a timely opportunity to follow through on this commitment by declassifying its Board of Directors.

  One way to achieve greater accountability is to eliminate staggered board terms so that each Board member must stand for election every year. Last year this proposal received strong initial support with almost 45 percent of shares present and voting at the Annual Meeting cast in favor of this resolution.

  Currently, our Company's Board of Directors is divided into three (3) classes serving staggered, three-year terms. We believe the Company's classified Board of Directors can be used to maintain the incumbency of the current Board and is an anti-takeover device. There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. In 1991 a study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

  The staggered board is also a mechanism to entrench incumbent directors and management and a shield to protect them from regular shareholder accountability. We believe that allowing shareholders to annually register their views on the performance of the Board is a good method of insuring that our Company will be managed in a manner that is in the best interests of the shareholders.

  Classified boards like ours have become increasingly unpopular with shareholders in recent years. In 1999, a majority of shareholders at Airborne Freight, Cendant, and Eastman Kodak, among other companies, voted in favor of proposals asking management to repeal the classified board. Stockholders have also voted overwhelmingly in favor of company-sponsored resolutions to declassify the board of directors at Apple Computer, Columbia/ HCA Healthcare, and Walt Disney.

  Given the recent problems experienced by our Company, we believe now is an appropriate time for the board to take the steps necessary to increase its accountability to shareholders by standing for election annually.

  We urge you to vote FOR this resolution.

  The Board's recommendation
  The General Fund of the Union presented substantially the same proposal at the 1999 Annual Meeting of Shareholders. That proposal was defeated by a majority of the votes cast at the 1999 meeting. The Board of Directors continues to believe that this proposal is not in the best interests of the Company or its shareholders and unanimously recommends a vote AGAINST it for the following reasons.

  First, a classified board affords the Company and its shareholders valuable protection against hostile, unsolicited takeover attempts that do not offer the greatest value to all shareholders. Under a classified board structure, approximately one-third of the Board of Directors is elected annually for a three-year term. Hence, it requires at least two annual meetings-rather than one-before a change in control of the Board could be effected. While a classified board does not preclude unsolicited acquisition proposals, it encourages a party seeking to obtain control of the Company to negotiate with the Board. The Board is in a better position to negotiate for a higher offer or pursue other alternatives that might better maximize shareholder value.

  Second, during each of the past 20 years, each of our director nominees has been elected to his or her position by shareholders with the support of at least 95 percent of the shares voted. Clearly, our directors are overwhelmingly the choice of our shareholders. In fact, according to a recent Business Week survey of institutional investors and corporate governance experts, our Board of Directors is rated among the 25 best boards in America as measured by shareholder accountability, board quality, board independence and corporate performance.

  Third, a classified Board structure provides continuity and stability to the Company and its business and operational strategies. We believe that this continuity will help to promote long-term success for the Company.

  Fourth, the Board believes that Directors who are elected for staggered terms are just as accountable to shareholders as those elected annually, since the same standards of performance apply regardless of the term of service.

  In 1983, our shareholders voted overwhelmingly in favor of creating a classified Board of Directors. The Company's performance over these past 17 years demonstrates the Board's commitment to the shareholders. During this period, the Company's net income increased over 500 percent, total assets increased over 500 percent, more than 19,500 restaurants were added and McDonald's expanded operations into 87 new countries. Also during this period ended December 31, 1999, McDonald's stock price grew almost 1,700 percent, delivering a compound annual total return of 20 percent, compared with 19 percent for the Dow Jones Industrial Average Index and 18 percent for the Standard & Poor's 500 Stock Index.

  More recently, 1999 was an excellent year overall as we reported a 13 percent increase in diluted earnings per share on a constant currency basis (excluding 1998 Made For You costs and the 1998 special charge). Our strong earnings performance in 1999 helped drive a significant increase in free cash flow and improved returns for 1999. One of our greatest accomplishments in 1999 was the completion of the installation of the Made For You food preparation system in virtually all our U.S. and Canadian restaurants. This system provides our customers with better-tasting food and enables us to offer more food variety.

  Finally, shareholders should note that adoption of this proposal would not by itself eliminate the Company's classified Board. It is a request that the Board take the necessary steps to enact the resolution today. If the Board were to consider such a request desirable, it would have to present a formal amendment repealing the classified board provision to the shareholders and such an amendment would need to be approved by at least 80 percent of the then outstanding shares. It is important to note that the shareholder proposal presented by the General Fund of the Union last year was approved by less than 33 percent of the outstanding shares of the Company, which is significantly less than the 80 percent shareholder vote required by the Company's Certificate of Incorporation.

  We believe that a classified Board of Directors will continue to best serve and protect the interests of the Company's shareholders.

  The Board of Directors recommends a vote AGAINST this shareholder proposal.

  Other information

  Certain relationships and related transactions
  Based on information available to the Company, in 1999, the Company and its subsidiaries purchased approximately $4.1 million worth of paper and other printed products (principally tray liners, french fry bags and pan liners) and related services from Schwarz Paper Company and its subsidiaries and purchased approximately $6.1 million worth of products (principally premiums and gift items) from Group II Communications, Inc. Mr. McKenna is Chairman and Chief Executive Officer, as well as a 72 percent shareholder, of Schwarz and is also the holder of 49 percent of the stock of Group II. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz and Group II in 2000 on similar terms.

  Based on information available to the Company, in 1999, the Company's subsidiaries purchased approximately $3.5 million in folding cartons and $477,000 in paper bags produced by affiliates of Smurfit-Stone Container Corporation. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue dealings in 2000 on similar terms. Effective March 31, 1999, Mr. Stone retired as President and Chief Executive Officer of Smurfit-Stone.

  In 1999, as part of its ongoing share repurchase program, the Company purchased shares of common stock from Directors and Executive Officers in the following amounts: James R. Cantalupo, $4,515,321; Michael L. Conley, $697,706; and Jack M. Greenberg, $1,751,152. These shares were acquired within two years prior to their sales through the exercise of stock options for $785,507, $143,309 and $408,000, respectively. The Company also purchased shares of common stock from Michael R. Quinlan for $3,252,500 and from Mr. Conley for $268,125. These shares were acquired more than two years prior to their sales. Messrs. Cantalupo, Greenberg and Quinlan's shares were purchased at the composite closing price on the New York Stock Exchange (NYSE) on the date of purchase. On November 1, 1999, the Company updated its share repurchase program practices to address extended trading hours of certain stock exchanges. After that date, the Company purchased Mr. Conley's shares and certain of Mr. Cantalupo's shares at the NYSE closing price on the date of purchase.

  Shareholder proposals for the 2001 Annual Meeting
  The Corporate Secretary must receive shareholder proposals no later than December 9, 2000, to be considered for inclusion in the Company's 2001 proxy materials. Additionally, the Company's advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the 2001 Annual Meeting must be received by the Corporate Secretary, at the Company's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's Annual Meeting, and such proposal must be, under law, an appropriate subject for shareholder action in order for such proposal to be brought before the meeting.

  Section 16(a) beneficial ownership
  reporting compliance
  Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its Executive Officers and Directors were complied with for 1999, except that Gordon C. Gray inadvertently filed a late report covering one transaction.

  Executive retention plan
  Effective October 1, 1998, the Compensation Committee approved a retention plan applicable to eight key executives, including all of the Named Officers. Under this plan, participating executives who complete a specified retention period will thereafter receive specified benefits and continued employment over a fixed period of time, subject to their compliance with a covenant not to compete or solicit employees, a nondisclosure covenant and a release of claims.

  In order to receive benefits under this plan, an eligible executive must remain an executive officer until the end of a retention period (April 2003 for Mr. Greenberg, April 2001 for Mr. Cantalupo, and September 2001 for the remaining executives). In addition, in order to receive benefits, participating executives (other than Mr. Greenberg and Mr. Cantalupo) must be at least 62 years of age or have a designated successor who has been approved by the Chief Executive Officer.

  Under the retention plan, executives are expected to devote substantially all of their normal business time and efforts to the business of the Company during a transition period that extends after the end of the retention period for the lesser of 18 months or a number of months equal to the executive's total years of service. During the transition period, eligible executives will receive the following benefits: (1) base salary at the highest rate received by the executive before the transition period, (2) an annual incentive for any calendar year or years that end during the transition period and a prorated incentive for any partial year during the period (both computed at the target levels), and (3) payouts for any LTIP cycles completed during the period (computed at the target levels).

  Following this transition period, the plan provides for the executives to devote such time to the business of the Company as it may reasonably request during a five-year continued employment period. During this period, eligible executives will receive the following benefits: (1) base salary at a rate equal to 25% of the base salary paid during the transition period, and (2) payouts for any LTIP cycles completed during the period (computed at the target levels).

  During both the transition period and the continued employment period, the executives will continue to participate in employee benefit plans, but will not receive additional stock option grants or LTIP grants. Stock options will vest and become exercisable under the terms of the Company's stock option plans during both periods. Participating executives will not receive annual incentives during the continued employment period.

  If either Mr. Greenberg or Mr. Cantalupo terminates his employment for "good reason" (as defined in the plan) at any time during the retention or transition periods, he will be entitled to the following severance benefits, subject to the execution of a release, non-competition and nondisclosure agreement:
  (1) accrued but unpaid base salary and incentive (computed at the target level), (2) an amount equal to the present value of salary and bonus (computed at the target level) that would have been payable to the executive during the remainder of his transition period and the present value of salary that would have been payable to the executive during the remainder of his continued employment period, and (3) an amount equal to the estimated value of the executive's health and welfare benefits for the remainder of the transition and continued employment periods. Under this condition, Mr. Greenberg and Mr. Cantalupo would also receive five years of accelerated vesting and exercisability for stock options. The same severance benefits are also available to any participating executive (including Mr. Greenberg and Mr. Cantalupo) whose employment is terminated by the Company for any reason other than death, disability or "cause" (as defined in the plan).

  The plan is in effect until the later of October 1, 2004 or two years after the Company gives notice to all participating executives of its intention to terminate the plan.

  Home office

  McDonald's Corporation
  McDonald's Plaza
  Oak Brook IL 60523
  1-630-623-3000
  www.mcdonalds.com

  © 2000 McDonald's Corporation
  McD9-3967

  McDonald's, the McDonald's Golden Arches logo, Made For You and mcdonalds.com are trademarks owned by McDonald's Corporation and affiliates.

  Printed on recycled paper with 30% post-consumer content.

  [LOGO OF MCDONALD'S CORPORATION]

  Form of non-employee Card

  [LOGO]  Proxy

  9826

  I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at McDonald's Corporation 2000 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

  This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on genetic engineering and AGAINST the shareholder proposal to declassify the Board. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board's recommendations.

  The Board of Directors recommends a vote FOR items 1 and 2.

  1. Election of Directors

       01. James R. Cantalupo
      02. Enrique Hernandez, Jr.
      03.   Jeanne P. Jackson
      04.   Donald R. Keough
      05.   Michael R. Quinlan

                         WITHHOLD
     FOR ALL    FROM ALL

      [_]         [_]

     For all, except vote withheld from the following nominee(s)

  2. Approval of auditors

     FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

  The Board of Directors recommends a vote AGAINST items 3 and 4.

  3. Shareholder proposal on genetic engineering

    FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

  4. Shareholder proposal to declassify the Board

    FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

    [_]  Comments are on reverse side.

  Obtain next year's annual report and proxy materials via the Internet. Sign up at www.econsent.com/mcd.

  Please sign as your name(s) appear(s) and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

  X

  X                                                                                                                                                         Date:                                                            , 2000

  . Detach Proxy from Annual Meeting Ticket before mailing .
  ......................................................................... ............................................................................. ............................................................................. .....................

[LOGO]	McDONALD'S CORPORATION
McDonald's Plaza
Oak Brook, IL 60523

  Annual Meeting Ticket and Proxy Voting Instructions

  Dear Shareholder:

  McDonald's 2000 Annual Shareholders' Meeting will be held at 10:30 a.m. Central Time on Thursday, May 18, 2000, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. If you plan to attend, please detach this ticket and bring it with you for admission to the meeting.

  Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

  [LOGO] Accessing the Internet voting site: www.eproxyvote.com/mcd or www.mcdonalds.com/corporate/investor/.

  [LOGO] Calling toll-free any time: 877-PRX-VOTE (877-779-8683) from the U.S./Canada; or 201-536-8073 from other countries.

  [LOGO] Completing, dating, signing and mailing the above proxy in the enclosed postage-paid envelope.

  Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or of which you may direct the voting.

  If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail back your proxy card.

  Your vote is important. Thank you for voting!

  [Logo of McDonald's]

  Thank you for sharing your comments. Please note that by sharing your comments, you are waiving confidential voting.

  Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.

  Comments

  [Logo of McDonald's]

  Annual Meeting Ticket
  (If you plan to attend, detach this ticket and bring it with you for admission to the meeting.)

  McDonald's Annual Shareholders' Meeting
  Thursday, May 18, 2000
  10:30 a.m. to 12 Noon Central Tim  e

  Rosemont Theatre
  5400 N. River Road, Rosemont, Illinois 60018
  Phone: 847-671-5100
t	Directions to Rosemont Theatre:
From downtown Chicago: take I-90 (Kennedy Expressway) west and exit at O'Hare Airport. Take River Road south and go about 1/4 mile to the Theatre, which is on the right.
From the south: take I-294 (Tri-State Tollway) north and exit at O'Hare Airport. After the toll plaza, go left to River Road. Turn right at River Road and go about 4 blocks to the Theatre, which is on the right.
From the north: take I-294 (Tri-State Tollway) south or I-90 (Kennedy Expressway) east towards O'Hare Airport. Exit at Mannheim south. Take Mannheim to Lawrence Avenue. Turn left on Lawrence Avenue and go to River Road. Turn left on River Road and go about 1/2 mile to the Theatre, which is on the left.
From the west: take I-88 to I-294 (Tri-State Tollway) north and exit at O'Hare Airport. After the toll plaza, go left to River Road. Turn right at River Road and go about 4 blocks to the Theatre, which is on the right.
t	Handicap Access: All entrances are handicap accessible. Handicap seating is available on the main floor in Section 108 and Section 110.
t	Parking: Free adjacent parking.

  Form of Employee Card

  [LOGO]  Proxy

  9826

  I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at McDonald's Corporation 2000 Annual Shareholders' Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

  This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on genetic engineering and AGAINST the shareholder proposal to declassify the Board. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board's recommendations.

  The Board of Directors recommends a vote FOR items 1 and 2.

  1. Election of Directors

       01. James R. Cantalupo
      02. Enrique Hernandez, Jr.
      03.   Jeanne P. Jackson
      04.   Donald R. Keough
      05.   Michael R. Quinlan

                         WITHHOLD
     FOR ALL    FROM ALL

      [_]         [_]

     For all, except vote withheld from the following nominee(s)

  2. Approval of auditors

     FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

  The Board of Directors recommends a vote AGAINST items 3 and 4.

  3. Shareholder proposal on genetic engineering

    FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

  4. Shareholder proposal to declassify the Board

    FOR    AGAINST   ABSTAIN

    [_]    [_]      [_]

    [_]  Comments are on reverse side.

  Obtain next year's annual report and proxy materials via the Internet. Sign up at www.econsent.com/mcd.

  Please sign as your name(s) appear(s) and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

  X

  X                                                                                                                                                         Date:                                                            , 2000

  . Detach Proxy from Annual Meeting Ticket before mailing .
  ......................................................................... ............................................................................. ............................................................................. .....................

[LOGO]	McDONALD'S CORPORATION
McDonald's Plaza
Oak Brook, IL 60523

  Annual Meeting Ticket and Proxy Voting Instructions

  Dear Shareholder:

  McDonald's 2000 Annual Shareholders' Meeting will be held at 10:30 a.m. Central Time on Thursday, May 18, 2000, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. If you plan to attend, please detach this ticket and bring it with you for admission to the meeting.

  Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

  [LOGO] Accessing the Internet voting site: www.eproxyvote.com/mcd or www.mcdonalds.com/corporate/investor/.

  [LOGO] Calling toll-free any time: 877-PRX-VOTE (877-779-8683) from the U.S./Canada; or 201-536-8073 from other countries.

  [LOGO] Completing, dating, signing and mailing the above proxy in the enclosed postage-paid envelope.

  Your proxy covers the voting of shares of McDonald's Corporation Common Stock that you are entitled to vote or of which you may direct the voting.

  If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail back your proxy card.

  Your vote is important. Thank you for voting!

[LOGO]
Information for McDonald's Employees Only
If you wish to vote all of your shares including shares in McDonald's Profit Sharing Program the same way, you do not need to complete the section below. Simply follow the voting instructions on the front of this card.

The Board recommends a vote FOR all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on genetic engineering and AGAINST the shareholder proposal to declassify the Board.

		PLAN SHARES OWNED			PLAN SHARES YET CREDITED OR UNVOTED
1.	Election of Directors 01. James R. Cantalupo 02. Enrique Hernandez, Jr. 03. Jeanne P. Jackson 04. Donald R. Keough 05. Michael R. Quinlan	FOR ALL		WITHHOLD FROM ALL	FOR ALL		WITHHOLD FROM ALL
		For all, except vote withheld from the following nominee(s)			For all, except vote withheld from the following nominee(s)
2.	Approval of auditors	FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

3.	Shareholder proposal on genetic engineering	FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

4.	Shareholder proposal to declassify the board	FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

  Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.

  Comments

  ............................................................................. ............................................................................. ............................................................................. ................

[LOGO]
Profit Sharing Program Voting Instructions
Your vote on the front of this card directs the trustees of the Profit Sharing Program to vote the McDonald's shares credited to your accounts under the Program. When you vote these shares, you should consider your long-term interests as a Program participant.

In addition, you are also directing the trustees to vote shares held in the Program that have not been voted by other participants and shares that have not yet been credited to participants' accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

If you want to vote the Program shares you own or the shares you are voting for other participants differently from your shares held outside the Program, do not vote by phone or Internet. Instead, complete the front of the proxy card and check the "comment" box, then mark your voting direction for Program shares above and mail in the enclosed postage-paid envelope.

Your directions to vote shares held in the Profit Sharing Program will be kept confidential by First Chicago Trust Company of New York, the independent inspectors of election.

  Form of Broker Card

  [LOGO]   PROXY AND VOTING INSTRUCTION CARD

  McDONALD'S CORPORATION
  McDonald's Plaza
  Oak Brook, IL 60523

  This proxy is solicited on behalf of the Board of Directors of McDonald's Corporation.

  Dear Shareholder:

  McDonald's 2000 Annual Shareholders' Meeting will be held at 10:30 a.m. Central Time on Thursday, May 18, 2000, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. If you plan to attend, please bring your bank or broker statement evidencing your beneficial ownership of McDonald's stock for admittance to the meeting.

  Your vote is important. Thank you for voting!

  I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares that the undersigned is entitled to vote at McDonald's Corporation 2000 Annual Shareholder's Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, my (our) shares will be voted FOR the election of all nominees for Director, FOR the approval of auditors, AGAINST the shareholder proposal on genetic engineering and AGAINST the shareholder proposal to declassify the Board.

  [LOGO]  YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THIS CARD.

  The Board of Directors recommends a vote FOR items 1 and 2.

  1. Election of Directors:

  01. J. Cantalupo, 02. E. Hernandez, Jr. 03. J. Jackson, 04. D. Keough and 05. M. Quinlan

  FOR ALL     WITHHOLD FROM ALL
       [_]                             [_]

  For all, except vote withheld from the following nominee(s)

  2. Approval of auditors

  FOR    AGAINST     ABSTAIN
    [_]          [_]                 [_]

  The Board of Directors recommends a vote AGAINST items 3 and 4.

  3. Shareholder proposal on genetic engineering

  FOR    AGAINST     ABSTAIN
    [_]          [_]                 [_]

  4. Shareholder proposal to declassify the Board

  FOR    AGAINST     ABSTAIN
    [_]          [_]                 [_]

  Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

  X

  X                                                                                                        Date:                                                     , 2000